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                                 Exhibit 21.1

                               AmeriCredit COrp.

                          Subsidiaries of the Company


                 Subsidiary                  Ownership %        State of Incorporation
                 ----------                  -----------        ----------------------
AmeriCredit Operating Co., Inc.                 100%                  Delaware

AmeriCredit Financial Services, Inc.            100%                  Delaware

ACF Investment Corp.                            100%                  Delaware

AmeriCredit Premium Finance, Inc.               100%                  Delaware

AmeriCredit Receivables Finance Corp.           100%                  Delaware

AFS Funding Corp.                               100%                   Nevada

AmeriCredit Receivables Finance Corp. 1995-A    100%                  Delaware

AmeriCredit Corporation of California           100%                  California
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